UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2010

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 9, 2010, Vincent C. Smith, Executive Chairman of Quest Software, Inc. (“Quest”), entered into a stock trading plan (the “Plan”) with Goldman, Sachs & Co. (“Goldman”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and Quest’s insider trading policies. The Plan is intended to satisfy the affirmative defense conditions of Rule 10b5-1 and is made as part of Mr. Smith’s long-term plans for liquidity and asset diversification.

Under Rule 10b5-1, a company’s directors, officers and other persons who are not at that time in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of the company’s securities under specified conditions and at specified times. Using plans adopted pursuant to Rule 10b5-1, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Mr. Smith has instructed Goldman to sell up to a maximum of 4,080,000 shares of Quest’s common stock during the period from September 27, 2010 through and including September 5, 2011, with no more than 17,000 shares to be sold on any individual trading day. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds and other sale date requirements set forth in the Plan.

Transactions executed pursuant to the Plan will be reported by Mr. Smith through Rule 144 filings and disclosed publicly by Mr. Smith through Form 4 filings with the Securities and Exchange Commission. Mr. Smith’s Form 4 filings will also be posted on the investor relations section of Quest’s website. Quest does not undertake to report Rule 10b5-1 plans that may be adopted by any of its officers or directors in the future, or to report any modification or termination of any publicly announced trading plan, or to report any plan adopted by an employee who is not an executive officer, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: September 10, 2010	By:	/S/ DAVID P. CRAMER
David P. Cramer Vice President, General Counsel & Secretary